Exhibit (j)(2)
SPECIAL CUSTODY ACCOUNT AGREEMENT
(Cash Sweep)
     AGREEMENT (this “Agreement”), dated as of October 8, 2010, by and among JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, in its capacity as Custodian hereunder (“Custodian”), Kayne Anderson Midstream/Energy Fund, Inc. (“Customer”) and J.P. MORGAN CLEARING CORP. (“Broker”).
     WHEREAS, Broker is a securities broker-dealer and is a member of several national securities exchanges; and
     WHEREAS, Customer desires from time to time to execute various securities transactions, including short sales (which are permitted by the investment policies of Customer), and in connection therewith has executed the Customer Agreement (as defined below) which provides for margin transactions; and
     WHEREAS, to facilitate transactions in Customer’s account with Broker in short sales of securities, Customer and Broker desire to establish procedures for the compliance by Customer and Broker, as applicable, with the provisions of Regulation T of the Board of Governors of the Federal Reserve System (“Regulation T”), the margin rules of various exchanges and other applicable margin requirements (“Margin Rules”) and other laws, rules and regulations (“Other Regulations”); and
     WHEREAS, as Custodian of certain assets of Customer pursuant to a Custody Agreement (as defined hereinafter), Custodian is prepared to act as custodian to hold certain Collateral in the Special Custody Account(s) (as each such term is defined below); and
     NOW, THEREFORE, Customer, Custodian and Broker hereby agree as follows:
     1. DEFINITIONS
     As used herein, the following terms have the following meanings:
     (a) “Advice from Broker” or “Advice” means a notice or instruction provided by Broker. Advice to Custodian shall be given in writing by mail, personal delivery or facsimile, or by other electronic means that may be agreed between Custodian and Broker, including, through the provision of access to, or use of, an internet site, or an on-line or other electronic system for account access, trading, order entry or other service. Advice to Customer may be given by methods set forth in the Customer Agreement. An authorized agent of Broker will certify to Custodian the names and signatures of those employees who are authorized to sign an Advice from Broker, which certification may be amended from time to time. When used herein, the term “Advise” means the act of sending an Advice from Broker.
     (b) “Closing Transaction” is a transaction in which Customer purchases securities which have been sold short.
     (c) “Collateral” shall mean each of (whether now owned or existing or hereafter acquired or coming into existence) (i) the Special Custody Accounts; (ii) the assets, properties, rights and items from time to time deposited by or on behalf of Customer in, held, contained, evidenced, represented or reflected in or by, or related to or arising from, any Special Custody Account, including, in each case, without limitation, (A) any and all Certificated Securities, Uncertificated Securities, Federal Book Entry Securities, other Securities, Financial

Assets, Security Entitlements, other Investment Property, Instruments, Accounts, General Intangibles, Documents, or Money, (B) any and all assets, properties, rights and items of the types described in clause (A) above issued or distributed with respect to any collateral as dividends, interest payments and other distributions or as a result of any amendment of the certificate of incorporation or other charter documents, merger, consolidation, redesignation, reclassification, purchase or sale of assets, dissolution, or plan of arrangement, compromise or reorganization of the issuer of any Collateral, and (C) any rights incidental to the ownership of any of the foregoing, including voting, conversion and registration rights and rights of recovery for violations of applicable securities laws; and (iii) any Proceeds of any of the foregoing, including without limitation, to the extent not otherwise covered above, the proceeds of any exercise, redemption, sale or exchange.
     (d) “Custody Agreement” means the Global Custody Agreement in effect from time to time between Custodian and Customer or any successor or replacement agreement thereto.
     (e) “Customer Agreement” means the Institutional Account Agreement, among Customer, Broker and the affiliates of Broker party thereto, as in effect from time to time or any successor or replacement agreement thereto.
     (f) “DTC” means The Depository Trust Company or any successor thereto.
     (g) “DTC Participant” means any Person that is eligible to maintain, and maintains, one or more accounts with the DTC.
     (h) “Eligible Assets” means, collectively, any and all “margin securities” (as defined under Regulation T of the Board of Governors of the Federal Reserve System) as Broker shall from time to time Advise are acceptable to Broker. For the avoidance of doubt, cash shall not constitute an Eligible Asset.
     (i) “Exchange Business Day” means a day on which the New York Stock Exchange is open for trading.
     (j) “Fed” means the Federal Reserve Bank.
     (k) “Fed Member” means any Person that is eligible to maintain, and maintains, one or more book-entry accounts in the name of such Person with the Fed.
     (l) “Federal Book Entry Regulations” means the provisions for the creation and perfection of security interests in Federal Book Entry Securities contained in (or contained in regulations substantially identical to) Subpart O, 31 C.F.R. § 306.115 through § 306.122.
     (m) “Federal Book Entry Securities” means Securities and other Collateral maintained in the form of entries on the records of the Fed.
     (n) “Insolvency” means that either Customer or Custodian (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is unable to pay its debts or fail, or admit in writing its inability, generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (e) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (g) a secured party takes possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained; (h) causes or is subject to any event with respect to it which under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) through (g); or (i) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
     (o) “Instructions from Customer” or “Instructions” means a request, direction or certification in writing signed by Customer and sent to Custodian or Broker by mail, personal delivery or facsimile. An officer of Customer will certify to Custodian and Broker the names and signatures of those persons authorized to sign the Instructions, which certification may be amended or transmitting from time to time. When used herein, the term “Instruct” shall mean the act of sending an Instruction from Customer.
     (p) “Net Margin Amount” means, the net cash balance in all accounts maintained by Broker for Customer minus the amount of cash collateral required by Broker in accordance with the Customer Agreement (as from time to time determined by Broker in its judgment exercised in good faith) in respect of the short positions maintained in such accounts.
     (q) “NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
     (r) “Person” means an individual, partnership, corporation, firm, business trust, joint stock company, trust, unincorporated association, joint venture, association, company, division of a corporation, governmental authority or other entity of whatever nature.
     (s) “Right” means any lien, security interest, pledge, charge, encumbrance, claim, setoff right, ownership or property right, title or interest (including, without limitation, such as has been obtained by sale, transfer, assignment, conveyance, contribution, exchange or other disposition) or other right, title or interest of any kind (including, without limitation, such as are listed in the definition of “Collateral”).
     (t) “Secured Obligations” means (i) any and all obligations of Customer to Broker from time to time outstanding, including without limitation Obligations as defined in the Customer Agreement and any obligation hereunder and (ii) on a subordinated basis, any other obligations or liabilities constituting Obligations as defined under the Customer Agreement.
     The following terms have the respective meanings assigned to them in the NYUCC: “Account,” “Control,” “Deliver,” “Delivery,” “Documents,” “Entitlement Order,” “Entitlement Holder,” “Financial Asset,” “General Intangibles,” “Investment Property,” “Money,” “Proceeds,” “Securities Account,” “Securities Intermediary,” “Securities Intermediary’s Jurisdiction,” “Security,” and “Security Entitlement”.

     The following terms are defined in the section set forth opposite such term:

Term	Section
“Customer Custody Accounts”	Section 2(a)(A)
“Customer Custody Assets”	Section 2(a)(B)
“Default”	Section 5
“Required Securities Margin Value”	Section 3(b)
“Securities Margin Deficiency”	Section 3(b)
“Security Interest”	Section 2(d)
“Special Custody Account”	Section 2(a)
     2. SPECIAL CUSTODY ACCOUNTS.
     (a) Opening and Maintenance. Custodian shall open one or, at the request of Broker, more, separate special custody accounts, each such account to be entitled “Special Custody Account for J.P. Morgan Clearing Corp., as pledgee of [Customer]” (each such account opened pursuant to this Agreement, a “Special Custody Account”) and shall hold in each Special Custody Account (i) all Eligible Assets received by Custodian from time to time for deposit into such Special Custody Account (as Advised by Broker or Instructed by Customer) and (ii) any property paid, distributed or substituted in respect of Collateral or realized on the sale or other disposition of Collateral, subject in the case of cash to Section 2(b). Notwithstanding the foregoing, the Custodian shall not be required to receive and hold in the Special Custody Account any assets or property that are not acceptable to it, and the parties hereby agree that any assets or property of the type described in clause (ii) received by the Custodian that is not acceptable to it shall be delivered by Custodian to Broker. Custodian may hold Securities credited to each Special Custody Account in bearer, nominee, book entry, Securities Entitlement or other form and through or with a depository or clearing corporation, with or without indicating that such Securities are held hereunder; provided, however, that all Collateral shall be in a form that permits transfer without additional authorization or consent of Customer. All Collateral will be held for Broker by Custodian as Securities Intermediary of Broker and shall be held by Custodian as agent of and Custodian for Broker and other than as specifically contemplated herein, Broker shall be the only Entitlement Holder thereof. The Collateral shall at all times remain the property of Customer subject only to the extent of the interest and rights of Broker therein, as pledgee and secured party thereof, and as Entitlement Holder thereof, in each case as described herein. Any Rights that Customer may have in the Collateral shall be subject in all respects to the terms of this Agreement including, without limitation, the Security Interest. In dealing with the Collateral the Custodian shall employ the same standard of care that it is required to employ when dealing with the (A) custody accounts maintained by it pursuant to the Custody Agreement (“Customer Custody Accounts”) and (B) assets credited to such Customer Custody Accounts (collectively with such Customer Custody Accounts, “Customer Custody Assets” ) and all other undertakings made by the Custodian with respect to the Customer Custody Assets under the Custody Agreement shall, to the extent not inconsistent with the terms hereof and the structure contemplated hereby, apply mutatis mutandis to the Collateral held hereunder. It is expressly acknowledged and agreed by the parties that the Custodian (including its agents) shall not be required to extend credit to, for, or on behalf of, any party in the Special Custody Account.

     (b) Daily Cash Sweep. The parties agree that on each day, at the earlier of (i) the time set forth in the second column of Schedule I hereto or (ii) the time that is one hour prior to the stated cut-off time for such fund, any and all cash credited to or maintained in the Special Custody Account, including any dividends, interest or distributions paid as of such time with respect to the Collateral held in any Special Custody Account, shall be utilized to purchase shares in the money market mutual fund listed in the first column of Schedule I hereto.
     (c) Separate Accounts. Each of Customer, Broker and Custodian hereby agrees that all Collateral will be recorded on the Custodian’s books in accounts that are separate and apart from accounts that contain (i) any other property of Customer which may be held by Custodian, (ii) any other property of Broker which may be held by Custodian and (iii) any property of any other customer of Broker which may be held by Custodian.
     (d) Back-Up Security Interest. Customer hereby grants to Broker, for itself and for the benefit of each JP Morgan Entity (as defined in the Customer Agreement), a continuing lien on and security interest in all Collateral (the “Security Interests”) as collateral security for the payment and performance when due or required to be performed (whether at the scheduled performance date, by acceleration or otherwise) of the Secured Obligations.
     (e) Duties of Custodian. Custodian represents and warrants, and covenants and agrees, as applicable, as follows:
          (i) This Agreement is the legal, valid and binding obligation of Custodian, enforceable against Custodian in accordance with its respective terms.
          (ii) Custodian is and will at all times remain, and will at all times maintain the Special Custody Account(s) in its capacity as, a “bank” (as defined in Section 3(a) (6) of the Securities Exchange Act of 1934, as amended and the NYUCC), and with notice of Broker’s Security Interest.
          (iii) Custodian is and will at all times remain a Securities Intermediary, a DTC Participant and a Fed Member.
          (iv) Each Special Custody Account shall be a Securities Account maintained by Custodian as a Securities Intermediary.
          (v) Custodian will treat all Collateral, other than cash, credited to a Special Custody Account as a Financial Asset and shall maintain all Collateral (other than cash) in its possession or, as applicable, in its account with the DTC, the Fed or such other clearing corporation or depository in accordance with market practice.
          (vi) Custodian will treat Broker as entitled to exercise any and all Rights, and to benefit from any and all property interests, that comprise such Financial Assets (including, without limitation, the Rights and property interests constituting Security Entitlements with respect to such Financial Assets).
          (vii) The Collateral is not and will not be subject to any Right in favor of the Custodian or any Person claiming through Custodian (other than Customer pursuant to Sections 2(h) and 2(i) below or Broker), and Custodian has not received any notice, and does not know, of any Right of any Person in the Collateral (other than Broker and Customer pursuant to Sections 2(h) and 2(i) below).
          (viii) Custodian shall (A) with respect to Collateral, comply with any and all Entitlement Orders originated by Broker (without further consent by Customer, any other Entitlement Holder or any other Person), (B) accept instructions as to disposition of the Collateral, only from Broker and from no other Person (whether from Customer, any other

Entitlement Holder or other Person), (C) except as contemplated by Section 2(h), accept other Entitlement Orders or instructions with respect to Collateral only from Broker and from no other Person (whether from Customer, any other Entitlement Holder or other Person) and (D) with respect to Collateral, not dispose of, or pledge, re-pledge, hypothecate or rehypothecate, or otherwise apply to the benefit of Custodian (except as otherwise specified in this Agreement), Customer, any other Entitlement Holder (other than Broker) or any other Person, any of the Collateral without the prior written consent of Broker.
     (f) Settlement of Purchases. The parties intend that all Securities transferred into a Special Custody Account as Eligible Assets or Collateral shall be fully paid for and that all trade settlements of such Securities shall be completed prior to the transfer of such Securities into a Special Custody Account as Collateral. Broker and Customer shall not utilize the Special Custody Account to settle any securities it purchases; that any delivery or transfer of securities into or out of the Special Custody Account shall be made free and without payment of any kind.
     (g) Accounts; Records and Reporting. Custodian shall maintain accounts and records for the Special Custody Accounts and the Collateral in each Special Custody Account to the extent necessary to comply with this Agreement. As promptly as practicable, Custodian (i) shall provide Broker and Customer with confirmation of each transfer into and out of each Special Custody Account and all releases or substitutions of Collateral, in each case by means of access to a secure website, (ii) shall supply Broker and Customer with a written monthly statement of Collateral held, and transactions in each Special Custody Account for such month and, (iii) upon request of Broker, shall notify Broker of the types of Collateral carried in each Special Custody Account, in each case by means of access to a secure website (it being understood that Custodian shall have no responsibility for determining the value of Collateral).
     (h) Tax Reporting. Customer, Custodian and Broker agree that all items of income, gain, expense and loss recognized in any Special Custody Account shall be reported by Custodian to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Customer.
     (i) Voting. Broker hereby instructs Custodian to, and Custodian agrees that it shall, (i) notify Customer directly (and shall not seek to notify Customer through Broker), of capital change information and corporate actions received by Custodian affecting Collateral held in a Special Custody Account including, but not limited to, calls for redemption, the organization of protective committees, reorganizations, mergers, consolidations or similar proceedings (such notification may occur through the use of a secured website or any manner in which Custodian notifies Customer of similar corporate actions pursuant to the Custody Agreement) and (ii) act in accordance with instructions received from Customer in connection therewith. For the avoidance of doubt, as between Custodian and Broker, Broker may rescind such instruction at any time. Customer agrees that it shall issue Instructions directly to Custodian (and shall not seek to issue such Instructions to Broker) in relation to capital change information and corporate actions of which Customer receives notification from the Custodian pursuant to this Section 2(i).
     3. SHORT SALES AND ORIGINAL AND VARIATION MARGIN.
     (a) Short Sales. Broker may accept short sales orders placed by Customer with an executing broker for clearance and settlement in accordance with the Customer Agreement.

     (b) Eligible Assets. Customer shall ensure that the value (as from time to time determined by Broker in its judgment exercised in good faith Advised by Broker to Customer) of all Eligible Assets from time to time on deposit in the Special Custody Account(s) is no less than the value required by Broker (as from time to time determined by Broker in its judgment exercised in good faith and Advised by Broker to Customer) (the value required by Broker, the “Required Securities Margin Value” and the amount by which the Required Securities Margin Value exceeds the value of Eligible Assets in the Special Custody Account(s), if any, the “Securities Margin Deficiency” ). To this end, Customer authorizes Custodian, upon Advice from Broker to transfer Eligible Assets chosen by Broker from any of Customer’s accounts with Custodian to the Special Custody Account(s). Further, to effectuate the foregoing, Customer authorizes Custodian to disclose to Broker the accounts maintained by Custodian for Customer and any and all assets maintained therein or credited thereto including whether each such asset is settled and fully paid for. Custodian agrees to make such disclosure to Broker and to comply with any such instructions issued by Broker. Upon Advice to Customer from Broker that there are insufficient Eligible Assets in Customer’s accounts with Custodian to cure any Securities Margin Deficiency, or otherwise, Customer shall promptly deposit additional Eligible Assets with a value (determined in accordance with the Customer Agreement) sufficient to remedy such deficiency into the Special Custody Account. The parties intend that all Securities transferred into a Special Custody Account as Eligible Assets shall be fully paid for and that all trade settlements of such Securities shall be completed prior to the transfer of such Securities into a Special Custody Account as Collateral. Custodian will notify Broker or Customer if any of the Securities it has requested to be transferred into the Special Custody Accounts have not yet settled or have not been paid for.
     (c) Excess Collateral. If the conditions for the release of margin under the Customer Agreement have been met, upon Customer’s request to release Collateral to Customer or to a third party, Broker shall Advise Custodian to release Collateral to the extent that after giving effect to such release, Customer will be in compliance with all of its activities and agreements with Broker, including without limitation Section 3(b) and 3(e) hereof. For the avoidance of doubt, amounts available for release shall be reduced by the amount of any outstanding margin calls, and Broker will comply with Customer’s request to release Collateral from the Special Custody Account, only to the extent that such release will not cause a Securities Margin Deficiency.
     (d) Substitution of Collateral. For the avoidance of doubt, upon the request of Customer, Broker shall instruct Custodian to return an item or items of Collateral in a Special Custody Account to Customer upon the deposit by Customer of additional Eligible Assets into such Special Custody Account such that after giving effect to such return, the Customer will be in compliance with all of its activities and agreements with Broker, including without limitation Section 3(b). Broker shall not Advise Custodian to release any such Collateral prior to the deposit of the additional Eligible Assets as aforesaid.
     (e) Other Collateral Requirements; Open Short Sales Balance. By 11:00 a.m. New York time on each Exchange Business Day, Broker shall calculate the Net Margin Amount and Advise Customer of such amount. If, on any Exchange Business Day, the Net Margin Amount is negative, Customer will pay, in cash, the absolute value of such Net Margin Amount to Broker for credit to Customer’s accounts maintained by Broker (and not, for the avoidance of doubt, to a Special Custody Account maintained by Custodian) by the close of business on such

Exchange Business Day. To the extent payments are not made as aforesaid, Broker will charge interest on the absolute value of any unpaid Net Margin Amounts owed by Customer. If the Net Margin Amount is positive on any Exchange Business Day, upon request by Customer, Broker will issue instructions to release to Customer a cash amount equal to the Net Margin Amount from the account of Customer at Broker. For the avoidance of doubt, Net Margin Amounts will be appropriately adjusted when short sales are closed out.
     4. CUSTODY FEES. Custodian shall be paid compensation for its services pursuant to this Agreement by the Customer, such compensation shall be agreed upon in writing between Customer and Custodian. Custodian hereby releases Broker from any obligation it may have for payment for services rendered by Custodian hereunder. For the avoidance of doubt, all amounts owed by the Customer to the Custodian hereunder (whether or not matured or contingent) shall be secured by the security interest granted by the Customer in favor of the Custodian pursuant to the Custody Agreement.
     5. DEFAULT. In the event (each a “Default”) of (a) failure by Customer to maintain sufficient Eligible Assets in any Special Custody Account such that it is not in compliance with Section 3(b), or (b) failure by Customer to make any payment hereunder or under the Customer Agreement when due, or (c) failure by Customer or Custodian to timely comply with any obligation on Customer’s or Custodian’s part to be performed or observed under this Agreement or the Customer Agreement, or (c) failure of any representation or warranty of Customer or Custodian hereunder to be accurate in any material respect, or (e) Customer’s or Custodian’s Insolvency, or (f) the occurrence of any other default under the Customer Agreement which allows Broker to exercise remedies thereunder (however such exercise is described) then, upon any such Default, Broker shall have the right to (i) effect a Closing Transaction or buy-in any securities of which Customer’s account may be short, (ii) transfer from Custodian any Special Custody Account to another Securities Intermediary, (iii) remove any Collateral from any Special Custody Account and in the case of Collateral which may be registered, register such Collateral in Broker’s name or in the name of Broker’s Securities Intermediary, agent or nominee or any of their nominees, (iv) exercise any voting, conversion, registration, purchase or other Rights of a holder of any Collateral and any reasonable expense of such exercise shall be deemed to be an expense of preserving the value of such Collateral and shall constitute a Secured Obligation hereunder, (v) collect, including by legal action, any notes, checks or other instruments for the payment of money included in the Collateral and compromise or settle with any obligor of such instruments, (vi) foreclose, collect, sell or otherwise liquidate any or all Collateral Broker selects, in any order and at any time, and transfer the Proceeds thereof to itself or to another Securities Intermediary and (vii) exercise any and all rights and remedies provided under the Customer Agreement, the NYUCC, including, without limitation, Article 8 and Article 9 thereof, or otherwise available under applicable law. Upon Advice from Broker, Custodian shall deliver such Collateral free of payment to Broker. As between Customer and Broker, Broker will not take any action described in clauses (i)-(vii) above unless (A) a Default has occurred and Broker has delivered a notice to Customer stating that, pursuant to this Agreement, the conditions precedent to Broker’s right to receive Collateral (including without limitation all Proceeds thereof) free of payment has occurred or (B) Broker has been so Instructed by Customer. Each sale or purchase of Collateral hereunder may be made according to Broker’s judgment and may be made at Broker’s discretion, at any time, in any order and in any commercially reasonable manner but with no obligation to utilize third party pricing. The Custodian shall have no duty to investigate or make any determination to verify the existence of an event of default or compliance by either Broker or Customer with applicable law or the Customer Agreement, and the Custodian shall be fully protected in complying with an Advice from Broker, whether or not Customer may allege that no such event of default or other like event exists.
     6. LIMITATION OF LIABILITY
     (a) Limitation of Custodian’s Liability. Custodian shall have no duties, obligations or responsibilities other than as are expressly set forth in this Agreement, and no implied duties, responsibilities or obligations shall be read into this Agreement against the Custodian. Custodian shall act only upon receipt of Advice from Broker regarding release or substitution of Collateral. Custodian shall not be liable or responsible for anything done, or omitted to be done, by it in good faith and in the absence of gross negligence, recklessness or willful misconduct and may rely and shall be protected in acting upon any Advice, notice, Instruction or other communication which it reasonably believes to be genuine and authorized. Customer and Broker hereby agree to hold Custodian and its nominees harmless from any liability as holder of record. As between Custodian and Broker, Broker shall indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including reasonable counsel fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any notice, instruction or Advice of Broker under this Agreement, except for losses or liabilities arising out of Custodian’s gross negligence, recklessness or willful misconduct. As between Custodian and Customer, Customer shall indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including reasonable counsel fees) imposed on or incurred by Custodian in connection with or arising out of the Custodian’s performance under this Agreement except for losses or liabilities arising out of Custodian’s gross negligence, recklessness or willful misconduct. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulation T and the other Margin Rules, or with any rules or regulations of the Options Clearing Corporation. Custodian shall have no responsibility for the validity or enforceability of the Security Interest, provided, that the foregoing shall not apply to a breach by the Custodian of its obligations or representations under this Agreement that negatively affects the validity or enforceability of the Security Interest. Custodian shall not be liable to any party for any acts or omissions of the other parties to this Agreement, regardless of the form of action in which any such damages may be claimed. Notwithstanding anything to the contrary herein and without limiting the generality of the foregoing, Custodian shall not be responsible for determining or verifying (i) any event that gives rise to any instruction, direction or other Entitlement Order to the Custodian by Broker or Customer or (ii) whether any Collateral delivered to Custodian for deposit to the Special Custody Account constitutes Eligible Assets and the adequacy or sufficiency of this Agreement, the Special Custody Account or any Collateral deposited thereto.
     (b) No Consequential Damages; Force Majeure. Notwithstanding anything set forth in this Agreement, neither Broker or Custodian shall be liable for any losses caused directly or indirectly by any inability of such Person to perform occasioned by suspension of trading, wars, civil disturbances, strikes, natural calamities, labor or material shortages, government restrictions, acts or omissions of exchanges, specialists, markets, clearance organizations or information providers, delays in mails, delays or inaccuracies in the transmission of orders or information, governmental, exchange or self-regulatory organization laws, rules or actions, or any other causes beyond such Person’s control, or for any consequential, incidental, punitive, special or indirect damages, economic loss or lost profits, even if such Person is advised of the possibility of such damages or loss.
     (c) Limitation of Broker’s Liability. Broker shall not be liable to Customer for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer’s account at Customer’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker’s gross negligence, recklessness, or willful misconduct. Broker shall not be liable to any party for any acts or omissions of the other parties to this Agreement, regardless of the form of action in which any such damages may be claimed.
     (d) Survival. The foregoing releases and indemnifications shall survive any termination of this Agreement.
     7. CUSTOMER REPRESENTATIONS, ETC.
     Customer represents and warrants, and covenants and agrees, as applicable, that:
     (a) Customer shall only transfer fully paid for Securities into the Special Custody Account, and that all trade settlements of such Securities shall be completed prior to such transfer.
     (b) Customer has not granted and shall not grant Rights to the Collateral to any person (other than to Broker and its affiliates).
     (c) Other than as specifically contemplated hereby, the assets credited to the Special Custody Account are and will be freely transferable and assignable, and no portion of the assets credited to the Special Custody Account are or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provision, declaration of trust or other contractual restriction of any nature which might prohibit, impair, delay or otherwise affect the pledge hereunder, or the sale or disposition of the assets credited to the Special Custody Account pursuant hereto after the exercise by Broker of its rights and remedies hereunder.
     (c) This Agreement constitutes the legal, valid and binding obligation of Customer, enforceable against Customer in accordance with its terms, subject to applicable bankruptcy reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and applicable principles.
     (d) To the extent of Customer’s interest therein, Broker has, and will have, a valid and enforceable perfected first-priority lien on and security interest in the Collateral, securing the Secured Obligations, and Customer has taken and shall continue to take all steps to ensure that each Special Custody Account is, and will at all times remain under the Control of Broker.
     (e) The execution, delivery and performance of this Agreement and the Customer Agreement by the Customer, the grant of the Security Interest hereunder and the consummation of the transactions contemplated hereby or thereby do not and will not (i) violate any law, rule, regulation, judgment, writ, injunction or order of any court or governmental authority, in each case applicable to Customer; (ii) violate or result in the breach of or default under the charter, bylaws or other organic documents of Customer, or any other agreement to which Customer is a party or by which any of its properties or the Collateral are bound, or (iii) violate any restriction on the transfer of any of the Collateral.
     (f) No consent, approval, license, permit or authorization of any Person or any governmental authority is requested or required for the valid execution, delivery and performance of this Agreement and the Customer Agreement, the creation and perfection of the Security Interest or the valid and effective exercise by Broker of the Rights available to it under this Agreement, the Customer Agreement or at law.
     (g) Customer shall take all steps requested by Broker to secure for Broker, its successors and assigns the benefits of this Agreement, including (i) such steps as may be requested by Broker to perfect the security interests contemplated by this Agreement, and (ii) whether or not a Default has occurred, endorsing and delivering checks, notes and other instruments for the payment of money in the name and on behalf of Customer, endorsing and delivering securities certificates in the name and on behalf of Customer, executing and delivering in the name and on behalf of Customer instructions to the issuers of Uncertificated Securities and executing and filing in the name and on behalf of Customer financing statements and continuations and amendments to financing statements in any State of the United States and Forms 4, 5, 144 and Schedules 13D and 13G with the United States Securities and Exchange Commission. If Customer fails to perform any act required by this Agreement, Broker may perform such act in the name and on behalf of Customer, at Customer’s expense, which shall be chargeable to Customer and shall constitute a Secured Obligation.
     (h) In its capacity as beneficial owner of the assets credited to the Special Custody Account, Customer shall not, without the written consent of Broker, take any action which would require the release of, or would adversely affect, any Collateral, the Security Interest therein or Broker’s rights with respect thereto.
     8. TERMINATION
     (a) Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that (i) the status of any short sales, and of Collateral held at the time of such notice to margin such short sales shall not be affected by such termination until the release of such Collateral pursuant to applicable law or regulations or rules of any self regulatory organization to which Broker is subject; (ii) Customer shall not be entitled to terminate this Agreement unless and until Customer shall have indefeasibly paid in full in cash to Broker all Secured Obligations then outstanding and has made arrangements reasonably acceptable to Broker with respect to the Secured Obligations not yet due and payable; and (iii) Custodian shall not be entitled to terminate this Agreement unless (A) it has given 30 days prior written notice to Broker and Customer, and (B) unless the Broker Advises otherwise, the Collateral shall have been transferred to Broker or its designee.
     (b) The Security Interest shall terminate (i) with respect to Collateral at such time as Collateral is released from a Special Custody Account pursuant to the terms hereof; and (ii) in any other case, upon the termination of this Agreement. Any Collateral in which the Security Interest shall have terminated in accordance with clause (ii) of the preceding sentence shall be transferred to Customer or its designee.

     9. NOTICES
     Other than as contemplated by the term Advice, written communications hereunder shall be sent by facsimile transmission, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in each case addressed (and oral communications shall be directed to the following telephone numbers):

(a)	if to Custodian, to:	JPMorgan Chase Bank, N.A.
4 New York Plaza, Floor 17
New York, NY 10004
	Attention:	Christopher L. Quinn
	Telephone:	(212) 623-8561
	Facsimile:	(212) 623-8479

(b)	if to Customer, to:	Kayne Anderson Midstream/ Energy Fund, Inc.
717 Texas Avenue, Suite 3100
	Attention:	Houston, TX 77002
	Telephone:	Terry A. Hart — CFO & Treasurer
	Facsimile:	713- 493-2038
713- 655-7359

(c)	if to Broker, to:	J.P. Morgan Clearing Corp.
383 Madison Avenue
New York, NY 10179
	Attention:	General Counsel
	Telephone:	212-272-2000
or, in the case of each party hereto, such other address as such party shall notify to the other parties hereto in accordance with this Section 9.
     10. GOVERNING LAW; JURISDICTION
     (a) This Agreement (including, without limitation, the creation, validity, perfection and priority of the Security Interest) shall be governed by and construed in accordance with the laws of the State of New York without reference to any choice of law rules that would result in the application of the law of any other jurisdiction. In furtherance of the foregoing, Broker, Customer and Custodian agree that, for all purposes of this Agreement, Custodian is the Securities Intermediary, and the State of New York is the Securities Intermediary’s jurisdiction.
     (b) Each of Broker, Custodian and Customer hereby (i) consents to the jurisdiction of the courts of the State of New York sitting in New York City and the courts of the United States of America for the Southern District of New York; and (ii) agrees that any suit, action, proceeding or dispute that may arise from time to time out of or in connection with this Agreement or any and all of the Collateral may be brought, or initiated and settled in such courts. Each of Broker, Custodian and Customer waives any objection that it may now or hereafter have to the venue of any such suit, action, proceeding or settlement in any such court, or that such suit, proceeding or settlement was brought in an inconvenient forum, and agrees not to plead or claim the same. Each of Broker, Custodian and Customer authorizes the service of process on itself by registered or certified mail or courier service c/o its address referred to in Section 9.

     (c) To the maximum extent permitted by applicable law, each of Broker, Customer and Custodian irrevocably waives all right to trial by jury in any suit, action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or related to this Agreement or any and all of the Collateral.
     (d) Broker acknowledges that to the extent any dispute arises between it and the Customer in connection with the transactions contemplated hereunder, Customer may proceed to settle such dispute in accordance with the Customer Agreement.
     11. AMENDMENT; WAIVER. This Agreement may be amended, supplemented or otherwise modified or waived only by a written instrument duly executed by an authorized agent of each party hereto. The failure of any party at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect the right of such party thereafter to enforce the same, nor shall the waiver by any party of any breach of any provision hereof be deemed to be a waiver of any other breach of the same or any other provision hereof.
     12. COUNTERPARTS. This Agreement may be executed in any number of counterparts and shall become effective at such time as counterparts executed by all of the parties to this Agreement have been delivered. Each copy of this Agreement that includes counterparts executed by each party to this Agreement shall be an original hereof.
     13. CAPTIONS/HEADINGS. The captions and headings preceding the text of each section herein shall be disregarded in connection with the interpretation of this Agreement.
[Signatures page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized agents as of the day and year first above written.

By:	/s/ Terry A. Hart
	Name:	Terry A. Hart
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A.
By:	/s/ Marion R. Scida
	Name:	Marion R. Scida
	Title:	Vice President

J.P. MORGAN CLEARING CORP.
By:	/s/ Louis Lebedin
	Name:	Louis Lebedin
	Title:	Managing Director

Schedule I

Fund	Time
J.P. Morgan Treasury Plus Money Market Fund	5:00 PM New York time